Exhibit 99.1

Newtek Business Services Corp. Reconfirms 2018 Annual Dividend Forecast of $1.80 per Share

Lake Success, N.Y. - October 10, 2018 - Newtek Business Services Corp. (“Newtek” or the “Company”) (NASDAQ: NEWT), an internally managed business development company ("BDC"), today announced that it has reconfirmed its 2018 annual cash dividend forecast of $1.801 per share, which would represent a 9.8% increase over the Company’s 2017 annual dividend payment of $1.64 per share. The company expects the forecast of $1.80 per share to represent between 90-100% of 2018 taxable income.

Barry Sloane, Chairman, President and Chief Executive Officer commented, “Given the recent market conditions, the Company experienced diminished pricing on the guaranteed portions of its SBA 7(a) loans sold during the quarter ended September 30, 2018, which pricing yielded a weighted average net premium of 109.29% for this period and brought the weighted average net premium received for the first nine months of 2018 to 110.76%. However, we have been able to offset the reduced premium income primarily through an increase in the volume of guaranteed portions of SBA 7(a) loans sold, as well as an increase in dividend income from controlled portfolio companies. As such, we are reconfirming our 2018 annual dividend outlook.”

Mr. Sloane continued, “We continued to realize tremendous year-over-year percentage growth in our loan referral dollar volume, practically doubling loan referrals received in the third quarter of 2018 to $5.0 billion, compared to the same quarter in 2017. Our robust loan referral volume contributed significantly to our SBA 7(a) loan fundings of $122.4 million in the third quarter of 2018, which brings our total SBA 7(a) loan fundings for the first nine months of 2018 to $320.2 million. We maintain our full year 2018 SBA 7(a) loan fundings forecast of between $465 million and $485 million, which would represent an approximate 23% increase, at the midpoint of the range, over SBA 7(a) loan fundings for the year ended December 31, 2017.”

Mr. Sloane concluded, “We are confident in our ability to continue to leverage our business model, and anticipate some of our current initiatives, which are not reflected in 2018 results, should bear fruit in 2019. That said, during our third quarter 2018 earnings conference call, scheduled for November 8, 2018 at 8:30am ET, we will issue our annual dividend forecast for 2019 and discuss the expected contributions from our wholly owned portfolio company SBA 504 and conventional lending businesses, which we believe will have a positive impact on our traditional businesses in 2019. We also believe our shareholders’ adoption of the application of the modified asset coverage requirement, allowing us to increase our debt-to-equity ratio from 1:1 to 2:1, gives us the ability to further grow our balance sheet, and will enable us to continue to grow our business and be accretive to our dividend forecast in 2019.”

Note regarding Dividend Payments: The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

1Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors.

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, The Newtek Advantage, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company® are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com